Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Small Cap Blend Fund, Inc.:
(formerly known as Smith Barney Disciplined
Small Cap Fund, Inc.)

We consent to the reference to our Firm under the heading "Financial Highlights" in the Supplement dated January 30, 1998 to the Prospectus dated June 23, 1997.




	KPMG Peat Marwick LLP


New York, New York
January 30, 1998